Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Midstate Community Bank

Baltimore, Maryland

We consent to the use in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission of our report dated May 2, 2014, related to the statements of financial condition of Midstate Community Bank as of December 31, 2013 and 2012, and the related statements of operations, retained earnings and cash flows for each of the years then ended.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus that is part of the Registration Statement.

/s/ Rowles & Company, LLP

Rowles & Company, LLP

Baltimore, Maryland

May 6, 2014